UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: October 03, 2007

Intrepid Global Imaging 3D, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

000-27407	98-0187705
(Commission File Number)	(IRS Employer Identification Number)

Wilson W. (Bill) Hendricks III, Chief Executive Officer / Chief Financial Officer

224 Mill View Way, Ponte Vedra Beach, Florida, 32082-4389
(Address of principal executive offices)

(904) 686- 4056
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

1.

Intrepid Global Imaging 3D, Inc. is pleased to submit that it has entered into a Letter of Intent (LOI) with Emerging Market Communications (EMC). The Letter of Intent ("Letter") is to set forth certain understandings between Emerging Market Communications (EMC) and Intrepid Global Imaging 3D, Inc (IGLB) to undertake a stock-for-stock tax-free reorganization under Internal Revenue Code § 351 (“A Reorganization/Reverse Merger”) for the purpose of maximizing the profit potential of both companies.

Whereas, Intrepid Global Imaging 3D, Inc. (IGLB) shall change the name in a manner designated by the new Board of Directors of Intrepid Global Imaging 3D, Inc. (IGLB) following the reorganization.

Whereas, the Officers and Directors of the Intrepid Global Imaging 3D, Inc. (IGLB) shall resign upon consummation of the merger, and the New EMC Officers and Directors shall be as designated by EMC. New EMC officers shall be under employment contracts and shall sign non-competition and confidentiality agreements. New EMC shall continue its present business operations and technology research and development, as its management sees fit.

Whereas, During the period following the merger, the Shell principals and/or underwriters will assist New EMC regarding the valuation of the assets of New EMC, to determine if New EMC meets the listing requirements of NASDAQ. This listing will be affected within a reasonable time after the merger, if feasible.

Emerging Markets Communications Inc (EMC) is a premier provider of satellite telecommunication services to companies and organizations with needs in countries lacking terrestrial infrastructure.It is a leading provider of end-to-end services for access to Mission Critical corporate applications (ERP, Secure Browsing and Private Voice) and of wholesale satellite connectivity and teleport services; serving currently more than 140 countries in the world. Proprietary State of the Art Teleport facilities in Redditch (UK) and in Raisting (Germany), being the latest the third largest teleport in the world. With numerous multinational clients. It presently serves more than 400 customer sites in 140 countries.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized

Intrepid Global Imaging 3D, Inc.

Signature	Date

By: /s/ Wilson W. (Bill) HendricksIII	October, 04, 2007
Name: Wilson W. (Bill) HendricksIII
Title: Chief Executive Officer / Chief Financial Officer